Exhibit 3.1

Execution Version

AMENDMENT NO. 1 TO
LIMITED LIABILITY COMPANY AGREEMENT OF
ANTERO IDR HOLDINGS LLC

This Amendment No. 1 (this “Amendment”) to the Limited Liability Company Agreement of Antero IDR Holdings LLC, a Delaware limited liability company (the “Company”), dated as of December 31, 2016 (the “Agreement”), is made as of May 9, 2018. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, in accordance with Section 13.4(a) of the Agreement, the Agreement may only be amended with the approval of the Managing Member, subject to approval of Members holding a majority of the Series B Units as required pursuant to Sections 13.4(a)(i) - (iii) of the Agreement; and

WHEREAS, by resolutions duly adopted on May 9, 2018, the board of directors of AMGP GP LLC, a Delaware limited liability company and the general partner of the Managing Member (“AMGP GP”), acting on behalf of AMGP GP, in its capacity as the general partner of the Managing Member, and in such capacity, on behalf of the Managing Member, approved this Amendment.

NOW, THEREFORE, in consideration of the premises herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned, constituting the Managing Member and Members holding a majority of the Series B Units, hereby agree to amend the Agreement in accordance with Section 13.4(a) thereof as follows:

Section 1.  Amendment.

(a)           Amendment to Section 3.6(a). Section 3.6(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Authority.  Subject to the limitations set forth in this Article 3 and in Article 7, and subject to Section 13.4, the Company, with the approval of the Managing Member, may admit Additional Members to the Company,  provided, however, that subject only to Section 3.6(b)(i), (ii)(A) and (ii)(B), upon the consummation of an ARMM Credit Agreement Default Transfer, Bank (as defined in the ARMM Credit Agreement, and including, for the avoidance of doubt, any successor or assign of Bank permitted under the terms of the ARMM Credit Agreement), but  not any third party transferee of Bank, shall be admitted as an Additional Member to the Company, and the Managing Member shall be deemed to have approved of such admission; and provided further, however, that the Company may not: (i) issue additional Series A Units or Series B Units (except for (A) the 20,000 Series B Units authorized but not yet issued as of the Effective Date and (B) any Series B Units issued to ARMM in connection with an Exchange); or (ii) create and issue any Additional Interests.”

(b)           Amendment to Section 3.6(b). Section 3.6(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Conditions. An Additional Member shall only be admitted to the Company with all the rights and obligations of a Member if: (i) all applicable conditions of Article 7 are satisfied; and (ii) such Additional Member, if not already a party to this Agreement, shall have executed and delivered to the Company (A) an Addendum Agreement in the form attached hereto as Exhibit C, or such other form as is approved by the Managing Member (an “Addendum Agreement”), (B)  a duly completed and executed IRS Form W-9 and a duly completed and executed Certification of Non-Foreign Status in the form attached hereto as Exhibit D, and (C) such other documents or instruments as may be required by the Managing Member to effect the admission. Except as otherwise provided in Section 3.6(a), no Transfer of Membership Interests otherwise permitted or required by this Agreement shall be effective, and no Member shall have the right to substitute a transferee as a Member in its place with respect to any Membership Interests acquired by such transferee in any Transfer, if the foregoing conditions are not satisfied.

(c)           Amendment to Section 3.6(d). The first sentence of Section 3.6(d) of the Agreement is hereby amended and restated in its entirety as follows:

“Admission of an Additional Member shall become effective on the date the applicable conditions set forth in Section 3.6(b) are satisfied, provided, however, upon the consummation of an ARMM Credit Agreement Default Transfer, the date of admission of Bank (as defined in the ARMM Credit Agreement, and including, for the avoidance of doubt, any successor or assign of Bank permitted under the terms of the ARMM Credit Agreement) as an Additional Member shall be the date the conditions set forth in Sections 3.6(b)(i), (ii)(A) and (ii)(B) are satisfied.”

(d)           Amendment to Section 7.2(a). Section 7.2(a) of the Agreement is hereby amended to add the following sentence at the end of such paragraph:

“Notwithstanding clause (y) of this Section 7.2(a), but subject to Section 3.6(a) and the other provisions set forth in Article 7, a Transfer of Series A Units may be made at any time pursuant to an ARMM Credit Agreement Default Transfer or an ARMM Credit Agreement Pledge Transfer.”

(e)           Amendment to Exhibit A. Exhibit A of the Agreement is hereby amended to add the following defined terms:

“‘ARMM Credit Agreement’ means that certain Credit Agreement, dated as of May 9, 2018, by and between ARMM, as borrower and Wells Fargo Bank, National Association, as bank.”

“‘ARMM Credit Agreement Default Transfer’ means a Transfer of Series A Units consisting of any collection, receipt, appropriation or realization upon the Collateral by Bank upon and subsequent to the occurrence of an Event of Default (unless such Event of Default has been waived or cured) (as each of “Collateral”, “Bank” and “Event of Default” are defined in the ARMM Credit Agreement, and, in the case of “Bank” including, for the avoidance of doubt, any successor or assign of Bank permitted under the terms of the ARMM Credit Agreement), other than any transfer or disposition of Collateral that would cause the Company to fail to satisfy the private placement safe-harbor in Treasury Regulation § 1.7704-1(h).

“‘ARMM Credit Agreement Pledge Transfer’ means a Transfer of Series A Units consisting of any pledge, hypothecation, mortgage or other encumbrance, in each case in favor of Bank pursuant to the terms of any Loan Document (each such term as defined in the ARMM Credit Agreement and, in the case of “Bank” including, for the avoidance of doubt, any successor or assign of Bank permitted under the terms of the ARMM Credit Agreement).

Section 2.  Governing Law.

THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Section 3.  Counterparts.

This Amendment may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be considered an original and all of which shall constitute the same agreement.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MANAGING MEMBER:

ANTERO MIDSTREAM GP LP

By:	AMGP GP LLC,
its general partner

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
LIMITED LIABILITY COMPANY AGREEMENT OF

ANTERO IDR HOLDINGS LLC

MEMBERS HOLDING A MAJORITY OF SERIES B UNITS:

PAUL M. RADY

/s/ Paul M. Rady

GLEN C. WARREN, JR.

/s/ Glen C. Warren, Jr.

SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
LIMITED LIABILITY COMPANY AGREEMENT OF

ANTERO IDR HOLDINGS LLC